UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2009

POWER-SAVE ENERGY COMPANY
(Name of small business in its charter)

Utah	0-30215	87-9369569
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3940-7 Broad Street, San Luis Obispo, CA	93401
(Address of principal executive offices)	(Zip Code)

Issuer's telephone number:   (866) 297-7192

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Page - 1

SECTION 1- REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01 Entry into a Material Definitive Agreement.

On January 12, 2009, Power-Save Energy Company executed an agreement with  AZ Power-Save L.L.C.  whereby Power Save Energy Company purchased 10% of AZ Power-Save L.L.C.

Arizona Power Save is a manufacturing, marketing and Installation company dedicated to the mass market sale of energy saving products for homeowners. They market quality, tested products to the consumer.

Arizona Power Save is Arizona's premier retailer and installer of renewable energy and energy savings products. They provide quality tested and certified products direct to the consumer, at a price affordable to everyone.

Arizona Power-Save is dedicated to making Renewable Energy and Energy Savings a reality for everyone in America. They Make Renewable Do-able. AZ Power-Save is located at  4111 E. Valley Auto Dr. #103 Phoenix, AZ 85062.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

 Appointment of Louis Fox as Chief Financial Officer

LOIS FOX – Chief Financial Officer - M. Fox is a Certified Public Accountant  with over 30 years of accounting experience. For the past  twenty years he has practiced accounting in his own firm. Prior to staring his own firm, he work for several medium to large accounting firms. Mr. Fox has a Bachelor of Arts degree in science from Alfred University and was enrolled in a Masters in Accounting program at Pace University.

 Appointment of David Forster as President

DAVID J. FORSTER – President - David John Forster was born and raised in Northern California in 1970. He attended California Polytechnic State University in 1988 where he received his Bachelor of Arts Degree in Political Science with a minor in Business.

David Forster became director of Power-Save in 2007.

 Departure of Michael Forster as President

On January 20, 2009 Michael Forster stepped down as acting President of Power-Save Energy Company. Mr. Forster will retain his position as Chief Executive Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWER-SAVE ENERGY COMPANY

By: /s/ Michael Forster
Michael Forster
Chief Executive Officer

Date: January 20, 2009

Page - 2